EXHIBIT 23.42

CONSENT OF SCOTT HEFFERNAN

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Scott Heffernan
By: Scott Heffernan, M.Sc., P.Geo.

Dated: June 18, 2025